Exhibit 99.1

Interactive Strength Inc. (Nasdaq: TRNR) Announces $1 Million Registered Direct Offering Priced At-the- Market Under Nasdaq Rules

Austin, TX – May 21, 2024 - Interactive Strength Inc. (Nasdaq: TRNR) (“TRNR” or “the Company”), maker of innovative specialty fitness equipment under the CLMBR and FORME brands, today announced that it has entered into a definitive agreement for the issuance and sale of 5,681,820 shares of its common stock at a purchase price per share of $0.176 in a registered direct offering priced at-the-market under Nasdaq rules. Additionally, in a concurrent private placement, the Company has also agreed to issue unregistered warrants to purchase up to 5,681,820 shares of common stock at an exercise price of $0.176 per share. The unregistered warrants will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares issuable upon exercise of the warrants and will expire five and one-half years from the date of stockholder approval. The offering is expected to close on or about May 22, 2024, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to TRNR from the offering are expected to be approximately $1 million, before deducting the placement agent’s fees and other offering expenses. The Company currently intends to use the net proceeds from the offering for general corporate purposes and working capital requirements, which may include, among other things, debt repayments and capital expenditures.

The shares of common stock offered in the registered direct offering (but excluding the unregistered warrants or the shares of common stock underlying such unregistered warrants) described above are being offered pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-279035), including a base prospectus, originally filed with the Securities and Exchange Commission (“SEC”) on May 1, 2024, and declared effective by the SEC on May 8, 2024. The offering of the shares of common stock are being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and an accompanying base prospectus relating to, and describing the terms of, the registered direct offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus relating to the registered direct offering, when available, may also be obtained from H.C. Wainwright & Co., LLC at 430 Park Ave., New York, New York 10022, by telephone at (212) 856-5711, or by email at placements@hcwco.com.

The offer and sale of the unregistered warrants are being made in a transaction not involving a public offering and have not been registered under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506(b) of Regulation D promulgated thereunder and, along with the shares of common stock underlying such unregistered warrants, have not been registered under the Securities Act or applicable state securities laws. Accordingly, the unregistered warrants and the underlying shares of common stock may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

TRNR Investor Contact

ir@interactivestrength.com

Exhibit 99.1

About Interactive Strength Inc.:

Interactive Strength Inc. produces innovative specialty fitness equipment and digital fitness services under two main brands: 1) CLMBR and 2) FORME. Interactive Strength Inc. is listed on NASDAQ (symbol: TRNR).

CLMBR is a vertical climbing machine that offers an efficient and effective full-body strength and cardio workout. CLMBR's design is compact and easy to move – making it perfect for commercial or in-home use. With its low impact and ergonomic movement, CLMBR is safe for most ages and levels of ability and can be found at gyms and fitness studios, hotels, and physical therapy facilities, as well as available for consumers at home. www.clmbr.com.

FORME is a digital fitness platform that combines premium smart gyms with live virtual personal training and coaching to deliver an immersive experience and better outcomes for both consumers and trainers. FORME delivers an immersive and dynamic fitness experience through two connected hardware products: 1) The FORME Studio Lift (fitness mirror and cable-based digital resistance) and 2) The FORME Studio (fitness mirror). In addition to the company’s connected fitness hardware products, FORME offers expert personal training and health coaching in different formats and price points through Video On-Demand, Custom Training, and Live 1:1 virtual personal training. www.formelife.com.

Forward Looking Statements:

This press release includes certain statements that are “forward-looking statements” for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements do not relate strictly to historical or current facts and reflect management’s assumptions, views, plans, objectives and projections about the future. Forward-looking statements generally are accompanied by words such as “believe”, “project”, “expect”, “anticipate”, “estimate”, “intend”, “strategy”, “future”, “opportunity”, “plan”, “may”, “should”, “will”, “would”, “will be”, “will continue”, “will likely result” or similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering and the intended use of proceeds therefrom and receipt of stockholder approval. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of the Company. Risks and uncertainties include but are not limited to: market and other conditions, demand for our products; competition, including technological advances made by and new products released by our competitors; our ability to accurately forecast consumer demand for our products and adequately maintain our inventory; and our reliance on a limited number of suppliers and distributors for our products. A further list and descriptions of these risks, uncertainties and other factors can be found in filings with the Securities and Exchange Commission. To the extent permitted under applicable law, the Company assumes no obligation to update any forward-looking statements.